Exhibit 10.12 (e)

                       October 8, 2002

(Addressee: Senior Executive Officer)

   Re:  Elimination of Voluntary Reduction in Base Salary

Dear _____________:

The Compensation Committee of the Board of Directors has determined that it is appropriate to eliminate the voluntary pay reduction implemented for its senior executives effective October 1, 2001. Accordingly your base salary (also known as base pay) is being restored to an annual rate of _______ effective October 1, 2002.

By Letter Agreement dated December 28, 2001, the Company agreed with you on certain understandings regarding the effect of the voluntary base salary reduction on certain other aspects of your compensation. The restoration of your base salary is conditioned on receipt from you of confirmation that the terms of the December 28, 2001 letter agreement will not be applicable with respect to compensation as of October 1, 2002. We therefore request that you acknowledge your acknowledgement and acceptance of this condition by your return to the Company of a copy of this letter signed in the place indicated below.

This agreement constitutes an amendment to any severance or benefit agreement between you and the Company, including the Severance Agreement dated ___________, but except as expressly provided herein does not otherwise supercede or amend any such agreement.


                         ATLANTIC COAST AIRLINES HOLDINGS,
                              INC.


                         By:________________________________



Agreed and Accepted:

Employee

__________________________


Dated:  October __, 2001